10(i)(iv)
APPENDIX G
TO THE NORTHROP GRUMMAN SUPPLEMENTAL PLAN 2
Officers Supplemental Executive Retirement Program
(Amended and Restated Effective as of January 1, 2009)
Appendix G to the Northrop Grumman Supplemental Plan 2 (the “Appendix”) is hereby amended and restated effective as of January 1, 2009. This restatement amends the January 1, 2005 restatement and includes changes that apply to Grandfathered Amounts.
G.01	Purpose. The purpose of this Program is to give enhanced retirement benefits to eligible officers of the Company. This Program is intended to supplement benefits that are otherwise available under the Qualified Plans.

G.02	Definitions and Construction.
(a)	Capitalized terms used in this Appendix that are not defined in this Appendix or Article I of the Plan are taken from the Qualified Plans, and are intended to have the same meaning.

(b)	Eligible Pay. Subject to paragraphs (1) through (5) below, Eligible Pay will generally be determined under the rules of the Participant’s supplemental benefit plan (for section 401(a)(17) purposes).
(1)	For periods during which a Participant did not participate in a supplemental benefit plan, Eligible Pay will be determined by reference to the applicable qualified defined benefit retirement plan under which the Participant benefits.
(A)	Eligible Pay will be calculated without regard to any otherwise applicable limitations under the Code, including section 401(a)(17).

(B)	Eligible Pay will include compensation deferred under a Deferred Compensation Plan and in connection with the Northrop Grumman Electronic Systems Executive Pension Plan.

(C)	For purposes of (B), any compensation deferred will only be treated as compensation for Plan benefit calculation purposes in the year(s) payment would otherwise have been made and not in the year(s) of actual payment.
(2)	Special Rules for Certain Participants.

(A)	Former Northrop Grumman Electronic Systems Executive Pension Plan Participants. For years prior to 2002, Eligible Pay is determined by reference to the Participant’s total base salary under the Northrop Grumman Electronic Systems Pension Plan plus any bonuses that were received or would have been received had the Participant not elected to have the amounts deferred under a deferred compensation arrangement. No compensation of any kind paid or otherwise earned while employed by an entity prior to that entity becoming an Affiliated Company will be included in the Participant’s Eligible Pay.

(B)	Employees of Newport News Shipbuilding, Inc. For the period beginning on January 1, 1994 and ending December 31, 2003, Eligible Pay is determined by reference to the Participant’s total base salary plus any bonuses that were received or would have been received had the Participant not elected to have the amounts deferred under a deferred compensation arrangement.
(3)	If a Participant experiences a Termination of Employment before December 31 of any year, Eligible Pay for the year in which the Participant’s Termination of Employment occurs is determined in accordance with the Standard Annualization Procedure in Article 2 of the Standard Definitions and Procedures for Certain Northrop Grumman Corporation Retirement Plans.

(4)	The following shall not be considered as Eligible Pay for purposes of determining the amount of any benefit under the Program:
(A)	any payment authorized by the Compensation Committee that is (1) calculated pursuant to the method for determining a bonus amount under the Annual Incentive Plan (AIP) for a given year, and (2) paid in lieu of such bonus in the year prior to the year the bonus would otherwise be paid under the AIP, and

(B)	any award payment under the Northrop Grumman Long-Term Incentive Cash Plan.
(5)	Eligible Pay shall include amounts earned after a Participant attains age 65, provided any benefits based on such compensation shall be subject to Code section 409A.
(c)	Final Average Salary for any Plan Year is the Participant’s average Eligible Pay for the highest three of the last ten consecutive Plan Years in which the Participant was an employee of an Affiliated Company and a participant in a qualified defined benefit retirement plan. For this purpose, years will be deemed to be consecutive even though a break in service year(s) intervenes.

Notwithstanding the foregoing, for Participants whose employment ceases after 2005, all Plan Years after 1996 (not just the last ten) shall be considered in determining the highest three years of Eligible Pay. All benefits resulting from this change in determining the highest three years of Eligible Pay shall be subject to Code section 409A.
(d)	Months of Benefit Service.
(1)	Months of Benefit Service will be determined under the rules of the Qualified Plans for determining Credited Service.

(2)	Months of Benefit Service will continue to be counted for a Participant until the earlier of (A) or (B):
(A)	The date the Participant ceases to earn benefit accrual service under either the Qualified Plans or some other defined benefit plan of the Affiliated Companies that is qualified under section 401(a) of the Code (“Successor Qualified Plan”).

(B)	Cessation of the Participant’s status as an elected or appointed officer of the Company (except as otherwise provided in Section G.04(f)).
(3)	If a Participant is transferred to a position with an Affiliated Company not covered by a Qualified Plan, Months of Benefit Service will be determined as the Credited Service in the Participant’s last Qualified Plan.
(A)	If such a transfer occurs, the Participant will continue to earn deemed service credits as if he or she were still participating under the Qualified Plan.

(B)	Those deemed service credits will not be considered as earned under the Qualified Plan for purposes of determining:
(i)	benefits under the Qualified Plan or supplements to the Qualified Plan other than this Program, or

(ii)	the offset under Section G.05 below, including the early retirement factors associated with the plans included in the offset.
(4)	For Participants who become eligible to participate in the Program on or after March 10, 2006, Months of Benefit Service shall not include any time that counts as service under any portion of a plan spun out of the Company’s controlled group, if the service is no longer treated as benefit accrual service under a qualified plan in the Company’s controlled group.

(5)	Months of Benefit Service shall continue to be earned after a Participant has attained age 65, provided that any benefits based on such service shall be subject to Code section 409A.
(e)	The benefits under this Program are designed to supplement benefits under the Qualified Plans and are to be construed using the same principles and benefit calculation methodologies applicable under the Qualified Plans except where expressly modified in this Program.

(f)	Benefits are calculated without regard to the limits in sections 401(a)(17) and 415 of the Code.
G.03	Eligibility. Except as otherwise provided in (a) through (f) below, eligibility for benefits under this Program is limited to elected or appointed officers of the Company, other than Charles H. Noski.
(a)	Employees of Newport New Shipbuilding, Inc. will be eligible to participate under this Program effective January 1, 2004.

(b)	No employees of Vinnell Corporation, Component Technologies, or Premier America Credit Union are eligible for benefits under this Program.

(c)	No Participant is entitled to any benefits under this Appendix G until he or she becomes Vested under the Qualified Plans, except to the extent provided otherwise in this Appendix G.

(d)	No individual who is, was, or will be eligible to participate in and receive benefits under Appendix F of the Plan (the “CPC SERP””) is eligible to participate under this Program.

(e)	Notwithstanding any other provisions of this Program to the contrary, elected and appointed officers of the Company’s Mission Systems and Space Technology Sectors will be eligible to participate under this Program effective as of January 1, 2005.

(f)	After June 2008, the only employees who shall become eligible to participate in the Program shall be:
(1)	individuals who become elected or appointed officers of the Company after June 2008 due to rehire or promotion, provided they have been and continue to be actively accruing benefits under a Company-sponsored qualified defined benefit pension plan, and

(2)	any other individuals designated for participation in writing by the Vice President, Compensation, Benefits and International (as such title may be modified from time to time).
G.04	Benefit Amount.

(a)	A Participant’s annual Normal Retirement Benefit under this Program equals the sum of (1) through (3) below, subject to the limit described in Section G.05:
(1)	2.0% x Final Average Salary x Months of Benefit Service up to 120 months ÷ 12

(2)	1.5% x Final Average Salary x Months of Benefit Service in excess of 120 months up to 240 months ÷ 12

(3)	1.0% x Final Average Salary x Months of Benefit Service in excess of 240 months up to 540 months ÷ 12
However, if an employee performs service during his or her career in covered positions under both this Appendix G and the CPC SERP: the employee’s entire benefit will be calculated under Section F.04 of the CPC SERP and payable under the terms of that program; all benefits accrued under this Program will be eliminated; and no amounts will be payable under this Appendix G.

(b)	The total benefit payable is a single, straight life annuity commencing at age 65, assuming an annual benefit equal to the gross benefit under (a). The form of benefit and timing of commencement will be determined under Section G.06.

(c)	If a Participant’s benefit is paid under this Program before age 65, the benefit will be adjusted as follows. The Early Retirement Benefit is a monthly benefit equal to the Normal Retirement Benefit reduced by the lesser of:
(1)	1/12th of 2.5% for each calendar month the payment of benefits begins before age 65; or

(2)	2.5% for each Benefit Point less than 85 where the Participant’s Benefit Points (truncated to reach a whole number) equal the sum of:
(A)	his or her age (computed to the nearest 1/12th of a year) at the annuity starting date and

(B)	1/12th of his or her months of Credited Service under the applicable Qualified Plan (also computed to the nearest 1/12th of a year) as of the date his or her employment terminated.
A Participant’s Vesting Service and months of Credited Service earned under the Qualified Plans (or deemed earned in the event of a transfer) are used to determine whether the Early Retirement Benefit provisions apply and to calculate the early retirement reduction.

(d)	Except as provided otherwise in this Appendix G, no benefit will be paid under this Program if a Participant experiences a Termination of Employment before (1)

attaining age 55 and completing 120 Months of Benefit Service, or (2) attaining age 65 and completing 60 Months of Benefit Service.

Notwithstanding any other provision of the Program to the contrary, a Participant who otherwise satisfies the requirements of this subsection (d) is not required to retire and commence benefits under this Program upon his or her Termination of Employment. This provision applies to Grandfathered Amounts only.

(e)	A Participant shall be entitled to benefits notwithstanding the Participant’s failure to meet the requirements of Section G.04(d) if the following requirements are satisfied:
(1)	the Participant has been involuntarily terminated without cause or terminated due to the divestiture of his business unit;

(2)	the Participant has reached age 53 and completed 10 years of early retirement eligibility service, or has accumulated 75 points, as of the date of termination, all as determined under the terms of the Northrop Grumman Pension Plan; and

(3)	the Participant is actively accruing benefits under the Program as of the date of termination.
If a Participant receives a notice of an involuntary termination and then transfers to another related entity instead of being involuntarily terminated, the Participant will not qualify for vesting under this subsection (e). If an involuntarily terminated Participant is rehired by the Company, vesting under this subsection (e) would not apply unless the Participant is subsequently terminated and meets the requirements described above.

All benefits payable pursuant to this subsection (e) shall be subject to reduction for early retirement as applicable under Section G.04(c). All benefits payable under this subsection (e) shall be subject to section 409A of the Code.
(f)	The rules set forth in this Section G.04(f) shall apply in the event a Participant ceases to satisfy the eligibility requirements of Section G.03 (the “eligibility requirements”) because the Participant is no longer an elected or appointed officer of the Company:
(1)	for purposes of calculating the Participant’s benefit amount pursuant to Section G.04(a), “Eligible Pay” and “Months of Benefit Service” shall not reflect amounts paid or service on or after the date the Participant ceases to satisfy the eligibility requirements, except that in the event the Participant subsequently satisfies the eligibility requirements, “Eligible Pay” and “Months of Benefit Service” shall reflect all pay and past service to the extent consistent with the terms of this Program in effect for newly eligible employees at the time the Participant satisfies the eligibility requirements for the second time;

(2)	for purposes of applying the 60% limitation pursuant to Section G.05(a), “Eligible Pay” shall include amounts paid on or after the date the Participant ceases to satisfy the eligibility requirements;

(3)	for purposes of applying the offset provision of Section G.05(b), benefits accrued under other plans shall reflect pay and service on or after the date the Participant ceases to satisfy the eligibility requirements;

(4)	for purposes of applying Sections G.04(d) and G.04(e), service on or after the date the Participant ceases to satisfy the eligibility requirements shall continue to count as service, provided that if the Participant would not otherwise receive benefits if not for the application of this paragraph (4), all benefits shall be subject to section 409A of the Code;

(5)	for purposes of applying the reduction for early retirement pursuant to Section G.04(c), service on or after the date the Participant ceases to satisfy the eligibility requirements shall continue to count as service.
G.05 Benefit Limit. Accruals under Section G.04 will be limited as provided in this Section.
(a)	A Participant’s total accrued benefits under all plans, programs, and arrangements in which he or she participates, including the benefit accrued under Section G.04 and all plans included in Section G.05(b), may not exceed 60% of his or her Final Average Salary. If this limit is exceeded, the Participant’s benefit accrued under this Program will be reduced to the extent necessary to satisfy the limit.
(1)	The Participant’s Final Average Salary will be reduced for early retirement applying the factors in Section G.04(c).

(2)	The limit in this subsection may not be exceeded even after the benefits under this Program have been enhanced under any Special Agreements.
(b)	The gross benefit calculated under Section G.04 above (multiplied by any applicable early retirement factor) is reduced by the retirement benefits the participant is entitled to receive (including all early retirement subsidies, supplements, and other such benefits) under all defined benefit retirement plans, programs, and arrangements maintained by the Affiliated Companies, whether qualified or nonqualified (but not contributory or defined contribution plans, programs, or arrangements).

(c)	For purposes of the offset in subsection (b):
(1)	Offsets will be made:
(A)	with respect to:

(i)	benefits accrued under any plan while a Participant is employed by the Affiliated Companies; and

(ii)	benefits accrued under any plan while a Participant was employed by a company before it became an Affiliated Company;
(B)	with respect to any benefit enhancements under change-in-control Special Agreements (including enhancements for age and service) that Participants have entered into with the Company (“Special Agreements”); and

(C)	without regard to:
(i)	benefits accrued under the Supplemental Retirement Income Program for Senior Executives described in Appendix A;

(ii)	Part II benefits under the Litton Restoration Plan and Litton Restoration Plan II; or

(iii)	benefits accrued under the Company’s Pilot’s Transition Plan.
(2)	If a Participant’s benefit under this Program commences upon reaching age 65, the Participant’s benefits under all the plans and programs described in (b) above will be compared on the basis of a single, straight life annuity commencing at age 65 using the assumptions stated in Section G.09.

(3)	If a Participant’s benefit under this Program commences before age 65, benefits under this Program will be offset for the plans described in (b) above by converting the benefits paid or payable from those plans to an actuarially equivalent single life annuity benefit commencing upon retirement. For this purpose, the benefit will be converted to an early retirement benefit under each applicable plan’s terms and further adjusted, if necessary, for different normal forms of benefits or different commencement dates using the actuarial assumptions of Section G.09.

(4)	If a Participant previously received a distribution under one of the plans described in (b) above for a period of service that counts as Months of Benefit Service, that previously received benefit applies toward the limit under this Section.
(e)	Example: A Participant elects to receive an early retirement benefit at age 55 after completing 240 Months of Benefit Service with Final Average Salary equal to $250,000. The Participant has accrued monthly benefits under the Northrop Grumman Electronic Systems Pension Plan (the “ES Plan”) equal to $2,550 payable at age 55, the Northrop Grumman ERISA Supplemental Program 2 (“ERISA 2”) equal to $600 payable at age 55, and the Northrop Grumman Electronic Systems Executive Pension Plan (the “ES EPP”) equal to $600 payable at age 65.

The Participant’s pre-offset benefit under this Program, calculated in accordance with Section G.04, equals 35% of the Participant’s Final Average Salary ($250,000) x 75% to account for the early retirement reduction under Section G.04(c). This results in a monthly gross benefit under this Program, before the benefit limit is applied, equal to $5,468.75. The Participant’s total net benefit is calculated, taking into account the offset under (b) above, by reducing the gross benefit by the following:
(1)	the $2,550 monthly benefit under the ES Plan payable at age 55, subject to that plan’s conversion factors; and

(2)	the $600 ERISA 2 early retirement single life annuity payable at age 55.

(3)	No offset results from the ES EPP, however, because the Participant is not eligible to receive a benefit at age 55 under that plan.

This results in a monthly gross benefit under this Program equal to $2,318.75.
G.06 Payment of Benefits.
(a)	Benefits will generally be paid in accordance with Section 2.03 of the Plan.

In addition to all other benefit forms otherwise available under this Program, effective as of January 1, 2004, a Participant may elect to have his or her benefits paid in the form of a 75% Joint and Survivor Option. Under this option, the Participant is paid a reduced monthly benefit for life and then, if the Participant’s spouse is still alive, a benefit equal to 75% of the Participant’s monthly benefit is paid to the spouse for the remainder of his or her life. If the spouse is not still alive when the Participant dies, no further payments are made. The determination of the benefit payable under this option will be made utilizing the factors for a 75% Joint and Survivor Option under the provisions of the Northrop Grumman Retirement Plan.

(b)	Except as provided in (c), benefits will commence as of the first day of the month following the Participant’s Termination of Employment or, if later, as of the date the Participant’s early retirement benefit commences under the Qualified Plans.

(c)	If a Participant has a Termination of Employment because of disability before the Participant is eligible for an early retirement benefit from a Qualified Plan, benefits may commence immediately, subject to adjustment for early commencement using the applicable factors and methodologies under Sections G.04(c) and G.05(c)(3).

(d)	If a Participant dies after commencement of benefits, any survivor benefits will be paid in accordance with the form of benefit selected by the Company. If a Participant dies prior to commencement of benefits, payment will be made under Section G.07.
The distribution rules under this Section only apply to Grandfathered Amounts. See Appendix 1 and Appendix 2 for distribution rules that apply to other Plan benefits.
G.07	Preretirement Death Benefits. If a Participant dies before benefits commence, preretirement surviving spouse benefits are payable under this Program on behalf of the Participant if his or her surviving spouse is eligible for a qualified preretirement survivor annuity (as required under section 401(a)(11) of the Code) from a Qualified Plan.
(a)	Amount and Form of Preretirement Death Benefit. A preretirement death benefit paid to a surviving spouse is the survivor benefit paid to a surviving spouse is the survivor benefit portion of a 100% joint and survivor annuity calculated using the survivor annuity factors under the Northrop Grumman Pension Plan in an amount determined as follows:
(1)	First, the Participant’s gross benefit under Section G.04(a) will be calculated and reduced, as necessary, for early retirement using the factors in Section G.04(c);

(2)	Second, the target preretirement death benefit under this Program will be calculated by applying the appropriate 100% joint-and-survivor annuity factor (as provided in the Northrop Grumman Pension Plan) to the amount determined in (1); and

(3)	Third, the target preretirement death benefit determined in (2) will be reduced by the preretirement death benefits, if any, payable under all defined benefit retirement plans, programs, and arrangements maintained by the Affiliated Companies, whether qualified or nonqualified, that are otherwise included in the offsets described under Section G.05(b) such that the sum of the preretirement death benefit payments made to the surviving spouse under all plans, including this Program, will equal, at all times, the level of payments determined to be the target preretirement death benefit (subject to the benefit limit described in Section G.05(a)).
(b)	Timing of Preretirement Death Benefit.
(1)	Benefits commence as of the first day of the month following the death of the Participant, subject to adjustment for early commencement using the applicable factors under G.04(c).

(2)	If there is a dispute as to whom payment is due, the Company may delay payment until the dispute is settled.

(c)	No benefit is payable under this Program with respect to a spouse after the spouse dies.
The distribution rules under this Section only apply to Grandfathered Amounts. See Appendix 1 and Appendix 2 for distribution rules that apply to other Plan benefits.
G.08	Individual Arrangements. This Section applies to a Participant who has an individually-negotiated arrangement with the Company for supplemental retirement pension benefits. Notwithstanding any other provision to the contrary, this Section does not apply to any individually-negotiated arrangements between a Participant and the Company concerning severance payments.
(a)	This Section is intended to coordinate the benefits under this Program with those of any individually-negotiated arrangement. Participants with such arrangements will be paid the better of the benefits under the arrangement or under Sections G.04 or G.07 (as limited by G.05).

(b)	In no case will duplicate benefits be paid under this Program and such an individual arrangement. Any payments under this Program will be counted toward the Company’s obligations under an individual arrangement, and vice-versa.

(c)	If the benefit under an individually-negotiated arrangement exceeds the one payable under this Program, then the individual benefit will be substituted as the benefit payable under this Program (even if it exceeds the limit under G.05).

(d)	To determine which benefit is greater, all benefits will be compared, subject to adjustment for early retirement using the applicable factors and methodologies under Sections G.04(c) and G.05(c)(3).

(e)	For purposes of (d), the individually-negotiated benefit will be determined in accordance with all of its terms and conditions. Nothing in this Section is meant to alter any of those terms and conditions.

(f)	This Section does not apply to the Special Agreements.
G.09	Actuarial Assumptions. The following defined terms and actuarial assumptions will be used to the extent necessary under Sections G.05 and G.08 to convert benefits to straight life annuity form commencing upon the Participant reaching age 65:
Interest: Five percent (5%)
Mortality: The applicable mortality table which would be used to calculate a lump sum value for the benefit under the Qualified Plans.
Increase in Code Section 415 Limit: 2.8% per year.
Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after commencement of benefit.

G.10	Grumman SRP Participants. The following special rules shall apply to Participants who are entitled to benefits under the Northrop Grumman Corporation Supplemental Retirement Plan (the “SRP”). Any additional accrued benefits resulting from these special rules shall be subject to Code Section 409A.
(a)	The offset provided for in Section G.05(b) related to an SRP benefit shall be based on the amount payable under the 15-year certain payment form in the SRP, not the actuarially equivalent single life annuity amount.

(b)	The offset for the SRP amount shall be applied after the benefit under this Program has been converted into any optional form of payment elected.

(c)	When payments cease under the SRP after 15 years, the annual benefit under this Program shall increase by the amount of the annual benefit that was being paid under the SRP.
G.11	TASC Participants. Participants who are actively employed in a TASC Entity: 254 or 255 on the date the entities are transferred to an unrelated buyer (“TASC Closing Date”) will be 100% vested in their benefit under the Program on the TASC Closing Date. No pay or service after the TASC Closing Date will count for purposes of determining the amount of such a Participant’s benefit under the Program. The offsets that apply to a Participant’s benefit under Section G.05(b) shall be determined on the date the Participant’s benefits payments commence under the Program. All benefits that become vested under this Section G.11 shall be subject to section 409A of the Code.
* * *
               IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 17th day of December, 2009.

NORTHROP GRUMMAN CORPORATION
By:	/s/ Debora L. Catsavas
Debora L. Catsavas
Vice President, Compensation, Benefits & International